                                                                EXHIBIT 4.3.1.1


                           O2 WIRELESS SOLUTIONS, INC.

                              SECOND AMENDMENT TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                OCTOBER 2, 2001

                              SECOND AMENDMENT TO
                     AMENDED AND RESTATED CREDIT AGREEMENT


         This Second Amendment to Amended and Restated Credit Agreement (this "Amendment" or the "Second Amendment"), dated as of October 2, 2001 (the "Amendment Date"), but effective (unless otherwise expressly provided herein) as of September 30, 2001 (the "Amendment Effective Date"), is made by and among:
(i) O2wireless Solutions, Inc., a Georgia corporation, f/k/a Clear Holdings, Inc. ("Parent"); (ii) O2wireless, Inc., a Georgia corporation, f/k/a Clear Communications Group, Inc. ("Borrower"), individually and as successor-by-merger to TWR Telecom, Inc., a Texas corporation ("Telecom"); (iii) O2wireless Lighting, Inc., a Texas corporation, f/k/a TWR Lighting, Inc. ("Lighting"); (iv) O2wireless Systems Group, Inc., an Illinois corporation, f/k/a Communications Consulting Services, Inc. ("Systems Group"), individually and as successor-by-merger to Cellular Technology, Inc., a Missouri corporation ("CTI"); (v) O2wireless Deployment, Inc., a Georgia corporation ("Deployment"), individually and as successor-by-merger to (A) ISDC, Inc., a Georgia corporation ("ISDC"), (B) Communications Development Systems, Inc., ("CDS"), and (C) Specialty Drilling, Inc., a Texas corporation ("SDI"); (vi) O2wireless Site Development, Inc., a Georgia corporation ("Site Development"), individually and as successor-by-merger to (A) Clear Program Management, Inc., a Georgia corporation ("CPM"); and (B) Clear Tower Corporation, a Georgia corporation ("CTC"); (vii) Young & Associates, Inc., a Nevada corporation ("Young"); (viii) O2wireless North Carolina, Inc., a North Carolina corporation, f/k/a Cardinal Engineering, Inc. ("North Carolina") (Parent, Lighting, Systems Group, Deployment, Site Development, Young and North Carolina hereinafter sometimes called, collectively, "Current Affiliate Guarantors" or, individually a "Current Affiliate Guarantor"); and (ix) Wachovia Bank, N.A. a national banking association (in its individual capacity, "Wachovia"), (A) as a Lender (as hereinafter defined), (B) as successor-in-interest to First Union National Bank, a national bank ("FUNB"), and (C) as agent for itself and each other Lender from time to time party to the Credit Agreement defined below (Wachovia, acting in such capacity, hereinafter sometimes called "Agent"), for the purpose of amending that certain Amended and Restated Credit Agreement (as amended to date, the "Credit Agreement"), dated as of September 29, 2000 (the "Closing Date"), originally made among FUNB, Wachovia, Agent, Parent, Borrower, Telecom, Lighting, CTI, CPM, CTC, ISDC, CDS, SDI and Rooker Tower Company, a Tennessee corporation ("Rooker"). Capitalized terms used in this Amendment, and not otherwise expressly defined herein, shall have the meanings given to such terms the Credit Agreement, as amended hereby. Subsequent to the Closing Date, (i) Rooker was dissolved and its assets were contributed to Borrower, (ii) Systems Group became an Affiliate Guarantor pursuant to a Joinder Agreement, dated as of June 30, 2000, made by Systems Group in favor of Agent and Lenders; (iii) Young became an Affiliate Guarantor pursuant to a Joinder Agreement, dated as of December 20, 2000, made by Young in favor of Agent and Lenders; (iii) Site Development became an Affiliate Guarantor by virtue of its merger with each of CPM and CTC, effective on December 29, 2000; (iv) Deployment became an Affiliate Guarantor by virtue of its merger with each of ISDC, CDS and SDI, effective on December 29, 2000; and (v) North Carolina became an Affiliate Guarantor pursuant to a Joinder Agreement, dated as of January 24, 2001, made by North Carolina in favor of Agent and Lenders.

                                R E C I T A L S:
                                 - - - - - - - -

         WHEREAS, heretofore, certain Events of Default occurred and, as a result thereof, Borrower, Affiliate Guarantors, Lenders and Agent made and entered into a certain Amended and Restated First Amendment, dated as of August 6, 2001, to the Credit Agreement (the "First Amendment"), waiving, on an interim basis, such Events of Default, subject to the terms and conditions of the First Amendment; and

         WHEREAS, subsequent to the execution and delivery of the First Amendment, Wachovia decided to purchase the interests of FUNB as co-Lender under the Credit Agreement and, in connection therewith, to join with Borrower and Affiliate Guarantors in further amending the Credit Agreement in order to recognize the purchase by Wachovia of the interests of FUNB as co-Lender and to evidence certain other modifications to the terms of the Credit Agreement, all of which shall be accomplished pursuant hereto;

         WHEREAS, all Current Affiliate Guarantors will obtain direct and material economic benefits from this Amendment being made, and have agreed to join with Borrower in executing this Amendment in order to confirm their continuing credit support to Borrower in respect thereof;

         Now, therefore, in consideration of the foregoing recitals and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Borrower and Current Affiliate Guarantors (sometimes hereinafter called, collectively, the "Loan Parties" and, individually a "Loan Party"), together with Lenders and Agent, each intending to be legally bound, hereby acknowledge, covenant and agree as follows:

         1. Definitions. In addition to terms defined in the Credit Agreement and used in this Amendment as defined therein, and terms elsewhere defined in this Amendment, the following terms, as and when used in the Amendment, shall have the meanings assigned to such terms herein below (and such terms, together with all other terms elsewhere defined in this Amendment, shall be deemed expressly incorporated by reference into Section 10.1 of the Credit Agreement and made an integral part thereof in the appropriate alphabetical order) effective as of the Amendment Effective Date:

         "Applicable Advance Rate" shall mean that percentage advance rate set by the Agent from time to time in its credit judgment, not to exceed: (i) seventy percent (70%) of that portion of otherwise Eligible Receivables which are unpaid less than ninety (90) days past invoice date, if and so long as the Borrowing Base is being reported twice per calendar month; provided, however, that Borrower shall have the one time right, exercisable upon giving the Agent at least two (2) weeks advance written notice, provided no Event of Default then exists, to obtain an increase in the advance rate prescribed hereinabove to seventy-five percent (75%) if and so long as Borrower commences and continues weekly reporting of the Borrowing Base; and (ii) twenty-five percent (25%), regardless of reporting frequency in respect of the Borrowing Base, of that portion of otherwise Eligible Receivables which are unpaid ninety (90) days or more past invoice date, but less than one hundred twenty (120) days past invoice date, provided, however, that such Eligible Receivables are then owing by investment grade Account Debtors (as determined by the Agent).

         "Borrowing Base" shall mean that amount, determined by the Agent from time to time, in its credit judgment, equal to the product of (A) the amount of Eligible Receivables, multiplied by (B) the Applicable Advance Rate corresponding thereto; less the amount of any reserves to the Borrowing Base which the Agent, in its credit judgment, determines to impose from time to time.

         "Borrowing Limitation" shall mean an amount equal to the lesser of (A) Fifteen Million Dollars ($15,000,000); or (B) the Borrowing Base.

         "Eligible Receivables" shall mean that portion of the Gross Receivables which the Agent, in its credit judgment, determines to be eligible for inclusion as "Eligible Receivables" herein from time to time. Without limitation of the foregoing, unless otherwise approved by the Agent from time to time, none of the following Accounts shall constitute Eligible Accounts: (i) Accounts which are unpaid either (A) ninety (90) days or more past invoice date, for Accounts owing by account debtors which are not investment grade account debtors, as determined solely by the Agent, and (B) one hundred twenty (120) days or more past invoice date, for Accounts owing by investment grade account debtors, as determined solely by the Agent; (ii) Accounts owing by any one account debtor (inclusive of its Affiliates) which, in aggregate amount, exceed twenty percent (20%) of total Eligible Accounts then outstanding of all account debtors, as to such excess;
(iii) Accounts owing by any one account debtor (inclusive of its Affiliates) which, as to fifty percent (50%) or more in aggregate amount thereof outstanding, are ineligible hereunder by operation of clause (i) above; (iv) Accounts with credit balances over ninety (90) days; (v) Accounts owing by any account debtor which is not located in the United States of America; (vi) Accounts representing billings in excess of costs, to the extent of such excess;
(vii) Accounts as to which any defense, counterclaim or right of setoff is asserted, or which constitute "contra" accounts, to the extent thereof; (ix) "recycled" or "re-billed" Accounts or Accounts evidenced by, or which have been converted into, chattel paper or instruments; (x) Accounts which are subject to the federal Assignment of Claims Act (unless Borrower has complied with the assignment provisions thereof to the Agent's satisfaction); (xi) Accounts representing "conditional" sales, sales "on approval," "guaranteed" sales, or consignments; (xii) Accounts representing "bill and hold" sales; (xiii) Accounts in which the Agent does not have a perfected, first priority security interest; and (xiv) Accounts which otherwise do not conform with the representations and warranties concerning Accounts or Collateral generally set forth in the Loan Documents.

         "Gross Receivables" shall mean the total Accounts of Borrower and its Subsidiaries which are Affiliate Guarantors, as reflected on Borrower's books and records from time to time, determined in accordance with GAAP, after excluding therefrom all accounts receivable owing by Affiliates.

         "Moratorium Period" shall mean the period from October 1, 2001 until December 31, 2002.

         2. Revolving Loans. Section 1.1(A) of the Credit Agreement shall be deleted in its entirety and the following revised Section 1.1(A) of the Credit Agreement shall be substituted in its place, effective as of the Amendment Date:

                  (A) Revolving Loans. Each Lender agrees, severally and not jointly, to lend to Borrower during the period from the Closing Date to (but excluding) the Expiry Date its Pro Rata Share of any Loans requested by Borrower to be made by Lenders under this Section 1.1(A) during such period, up to an aggregate maximum amount for each Lender of its "Revolving Loan Commitment", which, as to Wachovia, being the only Lender on the Amendment Date, shall mean Twenty-Five Million Dollars ($25,000,000) (as the same may be reduced or added to pursuant hereto or to a Lender Addition Agreement, herein called, individually, as to each Lender, its "Revolving Loan Commitment," and, collectively, as to all Lenders, their "Revolving Loan Commitments") and, subject to the terms and conditions of Section 1.1(B), to permit Borrower to obtain Letters of Credit from time to time; provided, however, that the maximum amount of Loans which may be outstanding hereunder at any one time, when aggregated with all then outstanding L/C Exposure, shall not exceed the lesser of: (i) the aggregate Revolving Loan Commitments or
         (ii) the Maximum Lending Multiple, as defined below, except during the Moratorium Period, in which period, in lieu of the Maximum Lending Multiple, the Borrowing Limitation shall be substituted therefor and shall control (the lesser amount so determined hereinafter sometimes referred to as the "Maximum Revolving Loan Balance"). Loans outstanding from time to time made pursuant to the Revolving Loan Commitments are sometimes called herein "Revolving Loans". Revolving Loans may be borrowed, repaid and reborrowed, but, subject to earlier payment in accordance with the provisions of this Section 1.1(A) and Section 6.3, and shall be repaid in full on the Expiry Date, on which date the Revolving Loan Commitments shall cease to be effective and no Revolving Loans may be obtained. The proceeds of the Revolving Loans shall be used to supplement Borrower's or its Subsidiaries' working capital, to finance their making of Capital Expenditures and for other general corporate purposes of Borrower and its Subsidiaries consistent with the terms and conditions of this Agreement; provided, however, that, unless otherwise may be approved in writing by Agent and all Lenders, in their sole discretion, from time to time, no proceeds of any Revolving Loan shall be used to finance, in whole or in part, an Approved Acquisition. Written or telephonic notice must be provided to Agent by Borrower by 11:00 a.m. (Atlanta time), on the Business Day that such Revolving Loan is requested to be made, in the case of any Revolving Loan requested to be made as a Base Rate Loan, and by 11:00 a.m. (Atlanta time) on the third Business Day prior to the Business Day, in the case of any Revolving Loan requested to be made as a LIBOR Loan. All Revolving Loans requested telephonically by Borrower must be confirmed in writing by Borrower to Agent within one (1) Business Day. Each such written notice (or written confirmation of telephonic notice) shall be made in substantially the form of the "Notice of Borrowing" annexed hereto as EXHIBIT A. As used in this Section, the "Maximum Lending Multiple" shall mean the product of (i) EBITDA, determined for the Test Period ending as of the last day of Borrower's most recently completed fiscal month for which financial statements have been delivered to Agent in accordance with Section 4.1(A); multiplied by (ii) two and five-tenths (2.5), which shall be determined by Agent on the Closing Date and monthly thereafter, effective as of the first day of each calendar month, except during the Moratorium Period, during which period the Maximum Lending Multiple shall have no applicability hereto, and shall not be computed.

                  Borrower acknowledges that Lenders do not presently intend to make, or permit to remain outstanding, Revolving Loans in an aggregate amount in excess of the Maximum Revolving Loan Balance (such Revolving Loans in excess of the Maximum Revolving Loan Balance being referred to as "Excess Revolving Loans"); and if any such Excess Revolving Loans continue to exist for three (3) Business Days or more after demand for repayment, the same shall constitute an Event of Default.

In connection with the foregoing, the Borrower agrees to execute in favor of Wachovia as sole Lender on the Amendment Date a new Revolving Loan Note in the principal amount of $25,000,000, to evidence Wachovia's increased Revolving Loan Commitment in such amount (herein, the "New Note").

         3. Interest and Unused Loan Fees. The definition of "Applicable Margin," appearing in Section 10.1 of the Credit Agreement, used in determining the rate and amount of interest charged on Revolving Loans and Unused Line Fees, shall be amended by adding thereto, at the present end thereof the following additional sentence, in lieu of the sentence added thereto in the same place pursuant to the First Amendment, effective as of the Amendment Effective Date:

                  Notwithstanding the foregoing, beginning on October 1, 2001, and continuing at all times thereafter, in lieu of the foregoing: (A) the Applicable Margin for Revolving Loans shall be determined as follows: (i) for Revolving Loans which are LIBOR Loans, the Applicable Margin shall be 3.75%; (ii) for Revolving Loans which are Base Rate Loans, the Applicable Margin shall be 2.25%; and (B) the Applicable Margin for Unused Loan Fees shall be 0.750%.

In respect of the foregoing, the Unused Loan Fee shall continue to be charged based on the Lenders' Revolving Loan Commitments, notwithstanding the implementation of the Borrowing Limitation.

         4. Borrowing Base Reports. Subsection (F) of Section 4.2 of the Credit Agreement shall be amended by adding thereto, at the present end thereof, the following additional sentence, in lieu of the sentence added thereto in the same place pursuant to the First Amendment, effective as of the Amendment Effective Date:

                  In addition to the foregoing, subsequent to October 1, 2001, Borrower shall submit to Agent certifications of its continuing compliance with the Borrowing Limitation, in such form and detail as Agent may request (or accept) from time to time, to be delivered not less frequently than twice per calendar month, on the sixth and twentieth (or next closest following Business Day) in each such month, as of and for, respectively, the first and fifteenth of such calendar month; provided, however, that, at Borrower's option, or at the Agent's request (if net borrowing availability is ever less than $500,000 or an Event of Default exists), such reporting may (or shall) be made on a weekly basis, by the last Business Day of each calendar week as of and for the last Business Day of the preceding calendar week.

         5. Acquisition. Notwithstanding any terms of Section 3.3 of the Credit Agreement which may be construed to the contrary, no Acquisitions shall be made by any Loan Party.

         6. Restricted Payments. Section 3.5 of the Credit Agreement (Restricted Junior Payments) shall be amended, first, by adding to clause (ii) thereof, the following proviso at the present end thereof,

                  , provided that, during the Moratorium Period, the total amount of such payments to the holders of the Seller Debts shall not exceed, in any event, the lesser of (i) the actual principal installment amounts (if any) scheduled to be repaid in each fiscal quarter of Borrower or (ii) Seven Hundred Twenty-Five Thousand Dollars ($725,000) in principal amount per fiscal quarter of Borrower in any event;

and, next, by adding to clause (iii) thereof, the following proviso at the present end thereof,

                  provided that, during the Moratorium Period, no such Restricted Junior Payments may be made by Borrower to Parent in any amount.

in each case, effective as of the Amendment Effective Date.

         7. Financial Covenants. Existing Section 4.2 of the Credit Agreement (Financial Covenants) shall be modified as follows:

                  (A) Senior Fixed Charge Coverage. Compliance with subsection (A) of said Section 4.2 shall continue to be suspended during the Moratorium Period, provided that, effective with the Test Period ending December 31, 2002, and continuing for each succeeding Test Period, Senior Fixed Charge Coverage must be greater than 1.25:1.

                  (B) Total Debt Coverage. Compliance with Subsection (B) of said Section 4.2 shall be suspended during the Moratorium Period, provided that, effective with the Test Period ending December 31, 2002, and continuing for each succeeding Test Periods Total Debt Coverage must be less than or equal to 2.50:1.

                  (C) Capital Expenditures Compliance with Subsection (C) of said Section 4.2 shall be continued during the Moratorium Period, provided that, during the Moratorium Period, the following limitations on Capital Expenditures shall apply:

                                                              Maximum Capital
                  Fiscal Period                               Expenditure Limit
                  -------------                               -----------------
                  Six months ending December 31, 2001         $1,000,000

                  Six months ending June 30, 2002             $1,000,000

                  Six months ending December 31, 2002         $1,500,000


         and, subsequent to the Moratorium Period, the annual limitation on Capital Expenditures of $2,500,000 shall be reinstated.

                  (D) Interest Coverage. Compliance with Subsection (D) of said Section 4.2 shall be suspended during the Moratorium Period, provided that, effective with the Test Period ending December 31, 2002, and continuing at all times thereafter, Interest Coverage must be greater than 3.0:1.

                  (E)      Current Ratio. Compliance with Subsection (E) of said
         Section 4.2 shall be suspended during the Moratorium Period, provided, that effective with the Test Period ending December 31, 2002, and continuing for all succeeding Test Periods, the Current Ratio must be not less than 1.20:1.

                  (F)      Minimum EBITDA. There shall be deemed added to said
         Section 4.2 a new Subsection (F) to read as follows:

                                    (i)      Minimum EBITDA. During the
                           Moratorium Period, Borrower shall not permit EBITDA to be less than (or, if a negative number is used below, to exceed) the following amount: (i) for each fiscal month of Borrower ending during the period from August 1, 2001 through June 30, 2002, a negative $600,000; (ii) for the Fiscal Quarter ending September 30, 2001, a negative $1,300,000; (iii) for the two (2) fiscal quarters of Borrower ending December 31, 2001, a negative $1,800,000; (iv) for the three (3) fiscal quarters of Borrower ending March 31, 2002, a negative $1,400,000; (v) for the four (4) fiscal quarters of Borrower ending June 30, 2002, a negative $650,000; and (vi) for the four (4) fiscal quarters of Borrower ending September 30, 2002, and each period of four (4) fiscal quarters ending thereafter, a positive $1,000,000.

effective, in each case, as of the Amendment Effective Date.

         8. Carolina PCS Note Receivable. In conformity with Section 2.5 of the Credit Agreement, on the Amendment Date, to the extent it has not done so prior thereto, Borrower shall deliver physical possession to Agent of all documents, instruments, certificates and agreements evidencing, securing or pertaining to the Carolina PCS Note Receivable, duly endorsed (as appropriate) to Agent's order, and accompanied by a separate collateral assignment thereof, in form and substance satisfactory to Agent (the "Collateral Assignment"). Subsequent to the Amendment Date, Borrower shall take no action either to amend, modify or waive any term of payment pertaining to the payment of the Carolina PCS Note Receivable, or to enforce the collection thereof, except with the prior written consent of the Agent. Any proceeds of the Carolina PCS Note Receivable in the Agent's possession on the Amendment Date pursuant to the operation and effect of the First Amendment shall be applied to the Revolving Loans, and any surplusage thereof remaining shall be returned to the Borrower on the Amendment Date, without reduction in the Revolving Loan Commitments. Any proceeds of the Carolina PCS Note Receivable collected by Borrower subsequent to the Amendment Date shall, upon collection, be paid over and delivered to the Agent, as and when collected, in the form collected (with any necessary endorsement), thereafter, to be applied as follows: (i) if an Event of Default exists, to the Obligations in accordance with the terms of the Credit Agreement, and any surplusage remaining shall be held as cash Collateral by the Agent; and (ii) if no Event of Default exists, to the Revolving Loans, and any surplusage thereof remaining shall be returned to the Borrower, without reduction in the Revolving Loan Commitments. In addition to the foregoing, and without limiting any other rights or remedies in respect thereof which are accorded to Agent or Lenders under the Security Agreement, if (i) by February 16, 2002, the Carolina PCS Note Receivable has not been paid in full, or (ii) at any time, any event of the type described in respect of Borrower in subsections (F) or (G) of Section 6.1 of the Credit Agreement shall occur in respect of Carolina PCS, then, Agent may, with the concurrence of the Required Lenders, and shall, at the direction of the Required Lenders, commence action to collect or enforce payment of the Carolina PCS Note Receivable as Borrower's indorsee, which may include the discounting of such note to a third party (in which event, Borrower shall suspend its own collection efforts, until further notice from Agent) and any payments thereof so derived from Agent's actions shall be applied and have the same effect as prescribed hereunder for Borrower's own collections. In connection with the foregoing, Borrower consents in advance to the taking of such action by Agent so long as the same are done in a commercially reasonable manner.

         9. Treasury Management Services. As soon as practicable after the Amendment Date, but not later than December 31, 2001, the Borrower will be required to establish with Wachovia, for itself and all Affiliate Guarantors, a treasury management system acceptable to the Agent, in its credit judgment, to include, without limitation, a concentration, "blocked account" or lockbox arrangement in respect of collections of Accounts and other Collateral.

         10. Re-Affirmation of Security Interests. As further inducements to Lenders' entry into this Amendment of the Loan Parties and (including particularly which was not otherwise party to the Security Agreement upon its execution and delivery on the First Closing Date), hereby acknowledges, confirms, re-affirms, restates, renews its prior assumption of all obligations as a "Debtor" under said Security Agreement, its grant of a security interest to Agent in all "Collateral" defined and described therein as security for all "Secured Obligations" thereunder (as such quoted terms are defined therein); and that each such Loan Party remains bound thereby.

         11. Certain Representations And Warranties Of Loan Parties. Each Loan Party represents and warrants to the Agent and Lenders as further inducements to their entry into this Amendment that: (a) it has the power and authority to enter into, deliver and to perform this Amendment and all Loan Documents to be executed and delivered in connection herewith (herein, "Amendment Documents"), and to incur any obligations provided for in this Amendment and any Amendment Documents, all of which have been duly authorized and approved in accordance with its corporate documents; (b) it has obtained all consents or approvals from any Person necessary to permit it to enter into and perform under the amendment Documents without its being in violation of any material agreements with such Persons; (c) this Amendment, together with all Amendment Documents, shall constitute, when executed, its valid and legally binding obligations in accordance with their respective terms; (d) except with respect to events or circumstances occurring subsequent to the date thereof and known to the Agent and the Lenders, all representations and warranties made by it in the Credit Agreement remain true and correct in all material respects as of the date hereof, with the same force and effect as if all such representations and warranties were fully set forth herein; (e) its obligations under the Credit Agreement and the other Loan Documents remain valid and enforceable obligations, and the execution and delivery of the Amendment and the other Amendment Documents shall not be construed as a novation of the Credit Agreement or any of the other Loan Documents; (f) as of the date hereof, it has no knowledge of any offsets or defenses existing in its favor in respect of the payment of any of the Obligations; and (g) as of the date hereof, it has no knowledge that any Default or Event of Default exists; and (h) it owns no Domestic Subsidiaries which are not Loan Parties.

         12.      Miscellaneous.

                  (a) Reference to Agreement and Note. This Amendment shall become effective upon its execution and all Amendment Documents by all parties hereto and thereto (which shall include, without limitation, a Master Secretary's Certificate for all Loan Parties and the New Note). Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement" and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

                  (b) Effect on Loan Documents. Except as specifically amended above, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

                  (c) No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

                  (d) Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including (A) the costs and expenses incurred by the Agent in conducting and completing its field audit, as contemplated in the First Amendment, and (B) the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect hereto. All such fees and charges, if not paid promptly when due, may be charged directly as Revolving Loans.

                  (e) No Novation. Nothing contained herein is intended, or shall be construed, to constitute a novation of the Credit Agreement or any Loan Document.

                  (f) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to conflict of law provisions.

                  (g)      Loan Document. This Amendment constitutes a Loan
Document.


                  IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                          "BORROWER"

                                          O2 WIRELESS, INC.
                                          f/k/a CLEAR COMMUNICATIONS GROUP, INC.


Attest::/s/ Ronald D. Webster             By: /s/ Murray L. Swanson
        ----------------------------          ----------------------------------
         Ronald D. Webster,                     Murray L. Swanson, President and
         Secretary                              Chief Executive Officer

                                          "CURRENT AFFILIATE GUARANTORS"

                                          O2WIRELESS SOLUTIONS, INC.  (SEAL)
                                          f/k/a CLEAR HOLDINGS, INC.


Attest::/s/ Ronald D. Webster             By: /s/ Murray L. Swanson
        ----------------------------         ----------------------------------
         Ronald D. Webster,                  Murray L. Swanson, President and ,
         Secretary                           Chief Executive Officer


                                          O2 WIRELESS LIGHTING, INC.
                                          f/k/a TWR LIGHTING, INC.


Attest:: /s/ Ronald D. Webster            By: /s/ Murray L. Swanson
        ----------------------------        ------------------------------------
         Ronald D. Webster,                 Murray L. Swanson, President and ,
         Secretary                          Chief Executive Officer


                                          O2 WIRELESS SYSTEMS GROUP, INC.


Attest:: /s/ Ronald D. Webster            By: /s/ Murray L. Swanson
        ----------------------------         ---------------------------------
         Ronald D. Webster,                  Murray L. Swanson, President and ,
         Secretary                           Chief Executive Officer


                                          O2 WIRELESS SITE DEVELOPMENT, INC.


Attest:: /s/ Ronald D. Webster            By: /s/ Murray L. Swanson
        ----------------------------         ----------------------------------
         Ronald D. Webster,                  Murray L. Swanson, President and ,
         Secretary                           Chief Executive Officer


                                          O2 WIRELESS DEPLOYMENT, INC.


Attest:: /s/ Ronald D. Webster            By: /s/ Murray L. Swanson
        ----------------------------         -----------------------------------
         Ronald D. Webster,                  Murray L. Swanson, President and ,
         Secretary                           Chief Executive Officer

                                          YOUNG & ASSOCIATES, INC.


Attest:: /s/ Ronald D. Webster            By: /s/ Murray L. Swanson
        ----------------------------         -----------------------------------
         Ronald D. Webster,                  Murray L. Swanson, President and ,
         Secretary                           Chief Executive Officer


                                          O2 WIRELESS NORTH CAROLINA, INC.


Attest:: /s/ Ronald D. Webster            By: /s/ Murray L. Swanson
        ----------------------------         ----------------------------------
         Ronald D. Webster,                  Murray L. Swanson, President and ,
         Secretary                           Chief Executive Officer

                                          "LENDERS"

                                          WACHOVIA BANK, N.A., as
                                          Agent and Lender


                                          By:  /s/ John G. Taylor
                                             ----------------------------------
                                             Name: John G. Taylor
                                                 ------------------------------
                                             Title: Vice President
                                                   ----------------------------